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                                                                    EXHIBIT 23.1

    CONSENT OF GRANT THORNTON LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 27, 1999, accompanying the consolidated financial statements and schedule included in the Annual Report of Ride, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 1999. We hereby consent to the incorporation by reference of said reports in the Registration Statement (Form S-8 No. 33-92034) pertaining to the Ride Snowboard Company 1994 Stock Option Plan and Ride Snowboard Company 1994 Directors Nonqualified Stock Option Plan and in the Registration Statement (Form S-8 No. 33-81029) pertaining to Ride, Inc. 1995 Employee Stock Purchase Plan and Ride, Inc. foreign Subsidiary 1995 Employee Stock Purchase Plan, and in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-44637).

GRANT THORNTON LLP

Seattle, Washington
September 27, 1999

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